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                                                                           DRAFT

                                                               EXHIBIT 99.355


MARKET PARTICIPANTS:

At a conference call earlier today regarding implementation issues related to ZP26, an issue arose with respect to the primary FTR auction. The auction includes FTRs on ZP26. At this time, FERC has not yet approved Amendment No. 22 which reflects the creation of the new zone, ZP26. We do not expect a ruling prior to 17 November. This message is to affirm that THE ISO WILL PROCEED WITH THE PRIMARY FTR AUCTION ON NOVEMBER 17-19, INCLUDING FTRS ON ZP26.

Amendment 22 was filed with FERC on September 27. FERC has 60 days from September 27 (until November 26) to rule on Amendment 22.. Although we cannot predict FERC's decision, we believe it is prudent to proceed with the FTR auction, including ZP26. FERC has approved the 5 percent criterion for creating new zones subject to the study the ISO will be submitting later this month. In addition, our changes in Amendment No. 22 were conforming changes to reflect the creation of the new zone.

At today's conference call, participants discussed three options:

    1.  Hold the primary FTR auction as scheduled with bidders;

    2. Hold the auction, but delay auctioning FTRs on ZP26 until FERC rules on Amendment 22; and

    3.  Delay the entire FTR auction until FERC rules on Amendment 22.

After carefully considering these options, the ISO has decided to proceed with the first option: we will hold the primary FTR auction on November 17-19. The ISO will notify market participants of FERC's ruling on ZP26 as soon as we have received a copy of the decision. We expect to have a decision the week of 26 November. If FERC rejects the creation of ZP26, the ISO would declare the auction invalid, refund any proceeds paid for FTRs and rerun the entire auction in the first week of December, without any FTRs for ZP26.

The ISO will proceed with the primary FTR auction, as scheduled, on the basis set out above.

Byron Woertz

Director, Client Relations



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